Exhibit 14.1

Western Midstream Partners, LP

Western Midstream Holdings, LLC

Code of Ethics for Chief Executive Officer and

Senior Financial Officers

Western Midstream Holdings, LLC (the “General Partner”), acting in its capacity as the general partner of Western Midstream Partners, LP (the “Partnership” and, together with its subsidiaries, the “Partnership Group” and, together with its subsidiaries and the General Partner, the “Company Group”), will adhere to the highest ethical standards in all of its business activities as outlined in the General Partner’s Code of Business Conduct and Ethics. This Code of Ethics (this “Code”) contains the additional policies that relate to the legal and ethical standards of conduct that the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), Chief Accounting Officer, Controller and any and all other senior financial and accounting officers (collectively, the “Senior Financial Officers”) of the General Partner and any other members of the Partnership Group, including Western Midstream Operating GP, LLC (the “Operating General Partner”), the general partner of Western Midstream Operating, LP (“Operating”), are expected to comply with while carrying out their duties and responsibilities on behalf of the Company Group.

In this role, I will adhere to and advocate to the best of my knowledge and ability the following principles and responsibilities governing professional conduct and ethics:

1.

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict (or even appear to interfere or conflict) with the interests of the Company Group.

2.

Provide constituents with information that is accurate, complete, relevant, timely and understandable, and consistent with the Company Group’s policies and procedures. If I am the CEO or CFO of the General Partner or the Operating General Partner, I shall review the Partnership’s and Operating’s respective annual and quarterly reports, as applicable, before certifying and filing them with the Securities and Exchange Commission (the “SEC”).

3.	Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.

Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information. I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

6.	Proactively promote ethical behavior among employees in the Company Group and as a responsible partner with industry peers and associates.

7.	Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company Group.

8.

Report illegal or unethical conduct by any director, officer, employee or contractor that has occurred, is occurring or may occur, including any potential violations of this Code, the General Partner’s Code of Business Conduct and Ethics, or Anadarko Petroleum Corporation’s Code of Business Conduct and Ethics. Such report shall be made to the General Counsel of the General Partner (the “General Counsel”) and shall include conduct of a financial or non-financial nature.

9.	Comply with this Code and the General Partner’s Code of Business Conduct and Ethics. I understand that if I violate any part of this Code, I will be subject to disciplinary action.

I understand that this Code is subject to all applicable laws, rules and regulations. This Code incorporates by reference the General Partner’s Code of Business Conduct and Ethics.

I understand that if there is a conflict between this Code and a Company Group policy or procedure, the General Partner’s Code of Business Conduct and Ethics, or any applicable law, rule or regulation, then I must consult with the General Counsel for guidance.

I understand that there shall be no waiver of, modification of, or change to any part of this Code except by a vote of the Board of Directors of the General Partner (the “Board of Directors”) or a designated Board committee. In the event that a waiver of, modification of, or a change to this Code is granted, then the notice of the waiver, modification and/or change shall be posted on the Partnership’s website within five business days of the Board of Directors’ or designated Board committee’s vote or shall be disclosed otherwise as required by applicable law or the requirements of the New York Stock Exchange or the rules and regulations of the SEC. Notices posted on the Partnership’s website shall remain there for a period of 12 months and shall be retained in the Company Group’s files as required by law.

/s/ Robin H. Fielder
Robin H. Fielder

/s/ Jaime R. Casas
Jaime R. Casas

/s/ Elizabeth C. Stumm
Elizabeth C. Stumm

Date: February 28, 2019

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